UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 2, 2009

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 N. KELLER ROAD, SUITE 500, MAITLAND, FL 32751

(Address of Principal Executive Offices) (Zip Code)

(407) 475-5500

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2009, Steve Purello resigned as President and Chief Executive Officer of Workstream Inc. (the “Company”).  In connection with Mr. Purello’s resignation as President and Chief Executive Officer, the Company and Mr. Purello are in the process of negotiating a separation agreement.  The Company will file a Current Report on Form 8-K describing the material terms of such agreement if and when such agreement is consummated.

On November 2, 2009, Michael Mullarkey, age 41, was appointed to serve as President and Chief Executive Officer of the Company.  Mr. Mullarkey is the Chairman of the Company’s Board of Directors, a position he has held since November 2001. Mr. Mullarkey previously served as the Company’s Chief Executive Officer from April 2001 through January 2007.  From April 2003 until December 2006, Mr. Mullarkey assumed the responsibilities of President, a position he previously held from April 2001 until November 2001.  From January 2001 to April 2001, Mr. Mullarkey was the President, Secretary and a Director of Paula Allen Holdings, Inc., a full service outplacement firm in the United States, which the Company acquired in April 2001.

The Company is in the process of negotiating an employment agreement with Mr. Mullarkey.  The terms of such agreements have not yet been finalized.  The Company will file a Current Report on Form 8-K describing the material terms of such agreement if and when such agreement is consummated.

Attached hereto as Exhibit 99.1 is a press release issued on November 2, 2009 announcing the resignation of Mr. Purello and the appointment of Mr. Mullarkey as President and Chief Executive Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Workstream Inc. on November 2, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: November 23, 2009	By:	/s/ Michael Mullarkey
Name: Michael Mullarkey Title: Chief Executive Officer